Exhibit 10(iii).33

THE 2001 AMENDED AND RESTATED

SHARE APPRECIATION RIGHTS PLAN

OF

CANADA SAFEWAY LIMITED

Safeway Inc., a Delaware corporation, previously adopted the Stock Option and Incentive Plan for Key Employees of Safeway Inc. for the benefit of its eligible employees (the “Prior Plan”). The Prior Plan has previously been amended from time to time, and was amended and restated in its entirety and consolidated with other plans in order to constitute an equity participation plan entitled “The 1999 Amended and Restated Equity Participation Plan of Safeway Inc.” (as amended May 15, 2003 and as otherwise in effect from time to time, the “Safeway Equity Participation Plan”). Safeway Inc. adopted the Safeway Equity Participation Plan, effective upon approval by the stockholders of Safeway Inc., as provided in the Safeway Equity Participation Plan, for the benefit of its eligible employees, consultants and directors.

Canada Safeway Limited, an Alberta corporation, previously adopted the Share Appreciation Rights Plan of Canada Safeway Limited (as in effect from time to time, the “Plan”) under which Canada Safeway Limited could, from time to time, upon and subject to the terms and conditions in the Plan, grant to certain employees of Canada Safeway Limited and its subsidiary corporations who were also granted “Options” (as defined herein) under the Safeway Equity Participation Plan (or the Prior Plan), certain Share Appreciation Rights as described in the Plan. The Plan is herein amended and restated in its entirety effective as of December 3, 2001 and, as so amended and restated, is entitled “The 2001 Amended and Restated Share Appreciation Rights Plan of Canada Safeway Limited.”

The purposes of the Plan are as follows:

(1) to further the growth, development and financial success of Canada Safeway Limited by providing additional incentives to certain of the employees of Canada Safeway Limited and its subsidiary corporations who have been or will be given responsibility for the management or administration of the business affairs of Canada Safeway Limited and its subsidiary corporations; and

(2) to enable Canada Safeway Limited and its subsidiary corporations to obtain and retain the services of the type of professional, technical and managerial employees considered essential to the long-range success of Canada Safeway Limited.

THE 2001 AMENDED AND RESTATED

SHARE APPRECIATION RIGHTS PLAN

OF

CANADA SAFEWAY LIMITED

ARTICLE I

DEFINITIONS

1.1	General. Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The terms used in the Plan that are not otherwise defined herein shall have the meanings set forth in the Safeway Equity Participation Plan. In the event that a term defined herein is also defined in the Safeway Equity Participation Plan, the meaning set forth in the Safeway Equity Participation Plan shall govern.

1.2	Award. “Award” shall mean a Stock Appreciation Right, which may be granted under the Plan.

1.3	Award Agreement. “Award Agreement” shall mean a written agreement executed by an authorized officer of Canada Safeway and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

1.4	Canada Safeway. “Canada Safeway” shall mean Canada Safeway Limited, an Alberta corporation.

1.5	Canadian Securities Laws. “Canadian Securities Laws” shall mean all applicable securities and corporate laws, rules, regulations, notices, instruments and policies in force in Canada.

1.6	Common Stock. “Common Stock” shall mean the common stock of the Company, par value $0.01 per share, and any equity security of the Company issued or authorized to be issued in replacement thereof in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock.

1.7	Company. “Company” shall mean Safeway Inc., a Delaware corporation.

1.8	DRO. “DRO” shall mean a domestic relations order that would constitute a domestic relations order or its equivalent under the Matrimonial Property Act (Alberta), the Domestic Relations Act (Alberta), similar laws of the Provinces of Canada, and the Divorce Act (Canada).

1.9	Employee. “Employee” shall mean any officer or other employee of Canada Safeway, or of any subsidiary corporation of Canada Safeway which is a Subsidiary.

1.10	Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.11	Fair Market Value. “Fair Market Value” of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next preceding date on which a trade occurred, or (b) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on such date as reported by NASDAQ or such successor quotation system; or (c) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Administrator acting in good faith. In determining the Fair Market Value of the Company’s Common Stock under subsection (a) of this Section 1.11, the Administrator may rely on the closing price as reported in the New York Stock Exchange composite transactions published in the Western Edition of the Wall Street Journal.

1.12	Holder. “Holder” shall mean a person who has been granted an Award.

1.13	Option. “Option” shall mean a stock option granted under Article IV of the Safeway Equity Participation Plan.

1.14	Plan. “Plan” shall mean The Amended and Restated 2001 Share Appreciation Rights Plan of Canada Safeway Limited.

1.15	Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

1.16	Stock Appreciation Right. “Stock Appreciation Right” shall mean a stock appreciation right granted under Article IV of the Plan.

1.17	Stock Appreciation Right Base Amount. “Stock Appreciation Right Base Amount” means the amount with respect to a Stock Appreciation Right to be utilized in the calculations set forth in Section 5.1 below, which amount shall be determined by the Administrator in accordance with the provisions of Section 4.2(a)(iv) below.

1.18	Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.19

Substitute Award. “Substitute Award” shall mean a Stock Appreciation Right granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a Stock Appreciation Right.

1.20	Termination of Employment. “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and Canada Safeway or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by Canada Safeway or any Subsidiary, (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by Canada Safeway or a Subsidiary with the former employee. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment.

ARTICLE II

STOCK APPRECIATION RIGHTS SUBJECT TO PLAN

2.1	Stock Appreciation Rights Subject to Plan

The aggregate number of Stock Appreciation Rights that may be granted under the Plan may not exceed the number of Options granted under the Safeway Equity Participation Plan.

2.2	Add-back of Stock Appreciation Rights

If any Stock Appreciation Right under the Plan expires or is canceled without having been fully exercised, the number of shares subject to such Stock Appreciation Right, but as to which such Stock Appreciation Right was not exercised prior to its expiration or cancellation, may again be awarded hereunder, subject to the limitations of Section 2.1. Furthermore, any Stock Appreciation Rights subject to Awards which are adjusted pursuant to Section 8.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be granted hereunder, subject to the limitations of Section 2.1.

ARTICLE III

AWARD AGREEMENTS

3.1	Award Agreement

Each Award shall be evidenced by an Award Agreement.

3.2	Consideration

In consideration of the granting of an Award under the Plan, the Holder shall agree, in the Award Agreement, to remain in the employ of Canada Safeway or any Subsidiary for a period of at least one (1) year (or such shorter period as may be fixed in the Award Agreement or by action of the Administrator following grant of the Award) after the Award is granted.

3.3	At-Will Employment

Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of the Company, Canada Safeway or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company, Canada Safeway and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder, and the Company, Canada Safeway and any Subsidiary.

ARTICLE IV

GRANTING OF STOCK APPRECIATION RIGHTS TO EMPLOYEES

4.1	Eligibility

Any Employee selected by the Administrator pursuant to Section 4.2(a)(i) shall be eligible to be granted a Stock Appreciation Right relating to an Option granted to such Employee under the Safeway Equity Participation Plan.

4.2	Granting of Stock Appreciation Rights to Employees

(a)	The Administrator shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(i)	Select from among the Employees granted Options under the Safeway Equity Participation Plan (including Employees who have previously received Awards under the Plan) such of them as in its opinion should be granted Stock Appreciation Rights;

(ii)	Determine the Option granted to an Employee to which Stock Appreciation Rights granted under the Plan shall relate;

(iii)	Determine the number of shares of Common Stock to be subject to such Stock Appreciation Rights granted to the selected Employees; and

(iv)	Determine the terms and conditions of such Stock Appreciation Rights, consistent with the Plan, including, without limitation, the Stock Appreciation Right Base Amount of such Stock Appreciation Right to be utilized in the calculation in Section 5.1 and the currency in which the same is to be based.

Notwithstanding the above, the Administrator may delegate certain powers relating to the granting of Stock Appreciation Rights as it deems appropriate to executive officers of the Company or Canada Safeway, including the power to determine the number of shares of Common Stock to be subject to Stock Appreciation Rights (subject to a maximum amount set by the Administrator), and to determine the terms and conditions of such Stock Appreciation Rights.

(b)	Upon the selection of an Employee to be granted a Stock Appreciation Right, the Administrator shall instruct the Secretary of Canada Safeway to issue the Stock Appreciation Right and may impose such conditions on the grant of the Stock Appreciation Right as it deems appropriate.

(c)	Unless otherwise determined by Canada Safeway, a Stock Appreciation Right shall only be granted to an Employee in conjunction with an Option granted under the Safeway Equity Participation Plan (or the Prior Plan). Furthermore, each Stock Appreciation Right shall be exercisable only to the extent the related Option is exercisable.

ARTICLE V

TERMS OF STOCK APPRECIATION RIGHTS

5.1	Entitlement under Stock Appreciation Rights

Subject to the terms and conditions hereof, including, without limitation, Section 5.4 below, and subject to the terms and conditions of each Award Agreement, each Stock Appreciation Right shall entitle the Holder, upon exercise, to the following:

(a)	Canada Safeway shall be obligated to pay to the Company, on behalf of the Holder, and at the direction of the Holder, but only in the event of the acquisition by such Holder of one (1) share of Common Stock pursuant to the due and proper exercise of the related Option, an amount, in such currency as may be determined by the Administrator in its sole discretion, and payable as hereinafter provided, equal to the excess, if any, of: (i) the Fair Market Value of one (1) share of Common Stock on the date of exercise of such Stock Appreciation Right, over (ii) the Stock Appreciation Right Base Amount of the Stock Appreciation Right; or

(b)	Such other benefits as may be determined by the Administrator from time to time.

5.2	Term of Stock Appreciation Rights

The term of a Stock Appreciation Right granted to an Employee shall be set by the Administrator in its discretion. The Administrator may extend the term of any outstanding Stock Appreciation Right in connection with any Termination of Employment of the Holder, or amend any other term or condition of such Stock Appreciation Right relating to such a termination.

5.3	Vesting of Stock Appreciation Rights

(a)	The period during which the right to exercise, in whole or in part, a Stock Appreciation Right granted to an Employee vests in the Holder shall be set by the Administrator, subject to a minimum vesting period of three (3) years in order for any Stock Appreciation Right to become fully exercisable, and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right granted to an Employee vests.

(b)	No portion of a Stock Appreciation Right granted to an Employee which is unexercisable at Termination of Employment, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

5.4	Expiration of Stock Appreciation Rights

(a)	No Stock Appreciation Right may be exercised to any extent by any Employee after the first to occur of the following events:

(i)	Upon the termination, cancellation or expiration of the related Option; or

(ii)	The expiration of three (3) months from the date of the Holder’s Termination of Employment for any reason other than death or disability (such “disability” to be determined in accordance with Canada Safeway’s policies and practices in effect from time to time), or retirement on or after age fifty-five (55) in accordance with Canada Safeway’s retirement policies, as then in effect; or

(iii)	The expiration of one (1) year from the date of Holder’s Termination of Employment by reason of death or disability (such “disability” to be determined in accordance with Canada Safeway’s policies and practices in effect from time to time), or retirement on or after age fifty-five (55) in accordance with Canada Safeway’s retirement policies, as then in effect; or

(iv)	The engagement by the Holder in willful misconduct which injures the Company, Canada Safeway or any of their respective Subsidiaries.

(b)	Subject to the provisions of Section 5.4(a), the Administrator shall provide, in the terms of the Award Agreement of a Stock Appreciation Right, when such Stock Appreciation Right expires and becomes unexercisable; and (without limiting the generality of the foregoing) the Administrator may provide in the terms of the Award Agreement of the Stock Appreciation Right that such Stock Appreciation Right expires immediately upon a Termination of Employment for any reason.

ARTICLE VI

EXERCISE OF STOCK APPRECIATION RIGHTS

6.1	Exercise of Stock Appreciation Rights

Except as may otherwise be determined by the Administrator from time to time, each exercisable Stock Appreciation Right may only be exercised and shall be exercised by the Holder contemporaneously with the due and proper exercise by the Holder, in accordance with the terms and conditions of the Safeway Equity Participation Plan (or the Prior Plan, if applicable) and any agreements entered into by the Employee in respect thereof, of the exercisable Option relating to the exercisable Stock Appreciation Right. The manner in which a Stock Appreciation Right may be exercised shall be set forth in the Award Agreement for such Stock Appreciation Right.

6.2	Manner of Exercise

A Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of Canada Safeway or his or her office:

(a)	A notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised;

(b)	Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act, the Canadian Securities Laws, and any other federal, state or provincial securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c)	In the event that the Option shall be exercised pursuant to Section 8.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d)	A direction executed by the Holder directing Canada Safeway to pay the Company, on the Holder’s behalf, the amount required to be paid by Canada Safeway pursuant to Section 5.1(a).

6.3	Conditions to Payment by Canada Safeway

Unless otherwise determined by the Administrator, any payments pursuant to Section 5.1(a) above by Canada Safeway upon the exercise of a Stock Appreciation Right shall not be made prior to fulfillment of all of the following conditions:

(a)

The completion of any registration or other qualification of the shares of Common Stock to be issued pursuant to the exercise of the Option related to the Stock Appreciation Right under any applicable United States or Canadian federal, state or provincial law including, but not by way of limitation, the Securities Act, the Canadian Securities Laws, or under the rulings or regulations of applicable

Securities Commissions or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(b)	The obtaining of any approval, exemption order or other clearance from any provincial, state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(c)	The payment, if any is required, to Canada Safeway of all amounts which Canada Safeway is to withhold under federal, state or provincial law in connection with the exercise of the Stock Appreciation Right; and

(d)	The lapse of such reasonable period of time following the exercise of the Stock Appreciation Right as the Administrator may establish from time to time for reasons of administrative convenience.

6.4	Rights as Stockholders

The Holders of Stock Appreciation Rights shall not be, nor have any of the rights or privileges of, shareholders or stockholders of the Company or any Parent Corporation or any Subsidiary (including Canada Safeway).

6.5	Canadian Securities Laws Requirements

Unless otherwise determined by the Committee, in each Award Agreement, the Employee will acknowledge to and agree with Canada Safeway as follows:

(a)	that the granting of Stock Appreciation Rights and transfers thereof as permitted herein, are regulated by the Canadian Securities Laws;

(b)	that Canada Safeway has relied on certain securities laws exemptions under the Canadian Securities Laws;

(c)	that where necessary, Canada Safeway will attempt to obtain exemptions (the “Exemptions Orders”) from the requirements of the Canadian Securities Laws which, subject to Sections 6.5(d), 6.5(e) and 6.5(f) below, will permit, amongst other things, Stock Appreciation Rights to be transferred to the estate of the Employee and to his or her beneficiaries; provided that unless and until such Exemption Orders have been obtained, the right of the Employee, his or her estate, or beneficiaries, as the case may be, to transfer any Stock Appreciation Rights as permitted herein, may be restricted;

(d)	that if the Employee, his or her estate, or beneficiaries, as the case may be, do not reside in any of the Provinces in which an Exemption Order had been granted at the time of any transfer of Stock Appreciation Rights as permitted herein, they may not be entitled to rely upon the provisions of Section 6.5(c) above and their right to transfer any Stock Appreciation Rights may be restricted;

(e)	that the basis and circumstances upon which the Exemption Orders may be granted, and the Canadian Securities Laws and other securities laws in general, may change from time to time and although the Corporation will attempt to inform the Employee of any such changes made known to it which may affect any of the matters in this Section 6.5, it is the sole responsibility of the Participating Employee, his or her estate, and beneficiaries, as the case may be, to comply with all applicable securities laws at the time of any transfer of Stock Appreciation Rights as permitted herein; and

(f)	in advance of any transfer of Stock Appreciation Rights as permitted herein, the Employee, his or her estate, and beneficiaries, as the case may be, will confirm with the Human Resources Department of Canada Safeway that such transfer continues to comply with the Canadian Securities Laws and all applicable laws and regulations. For greater certainty, Canada Safeway is under no obligation, other than as set out in Section 6.5(c) above, to make any applications pursuant to, or seek any relief from, any Canadian Securities Laws which may otherwise prevent or restrict any transfer of Stock Appreciation Rights as permitted herein.

ARTICLE VII

ADMINISTRATION

7.1	Administration of the Plan

The Plan shall be administered by the Administrator in accordance with the provisions of Article X of the Safeway Equity Participation Plan (to the extent such provisions are not inconsistent with the other provisions of the Plan).

7.2	Duties and Powers of Administrator

It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such grant under the Plan need not be the same with respect to each Holder.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1	Not Transferable

(a)

No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. No Award or interest or right therein shall be subject to, or exigible for, the debts, contracts or engagements of the Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)	Notwithstanding the provisions of Section 8.1(a) hereof, the Administrator, in its absolute discretion, may determine to grant to any Holder an Award which, by its terms as set forth in the applicable Award Agreement, may be transferred by the Holder, in writing and with prior written notice to the Administrator, (i) pursuant to a DRO, or (ii) by gift, without the receipt of any consideration, to a member of Holder’s immediate family, as defined in Rule 16a-1 under the Exchange Act, or to a trust for the exclusive benefit of, or any other entity owned solely by, such members, provided, that an Award that has been so transferred shall continue to be subject to all of the terms and conditions of the Award as applicable to the original Holder, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including without limitation to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable United States and Canadian federal, provincial and state securities laws.

8.2	Amendment, Suspension or Termination of the Plan

Except as otherwise provided in this Section 8.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. No amendment, suspension or termination of the Plan shall, without the consent of the Holder alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan.

8.3	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events

(a)	In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i)	the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted;

(ii)	the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii)	the Stock Appreciation Right Base Amount with respect to any Award.

(b)	In the event of any transaction or event described in Section 8.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events, or to give effect to such changes in laws, regulations or principles:

(i)	To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii)	To provide that the Award cannot vest, be exercised or become payable after such event;

(iii)	To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or the provisions of such Award;

(iv)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares; and

(v)	To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, or Awards which may be granted in the future.

(c)	The Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of either or both of the Company and Canada Safeway.

(d)	Notwithstanding the foregoing, in the event that the Company becomes a party to a transaction that is intended to qualify for “pooling of interests” accounting treatment and, but for one or more of the provisions of the Plan or any Award Agreement would so qualify, then this Plan and any Award Agreement shall be interpreted so as to preserve such accounting treatment, and to the extent that any provision of the Plan or any Award Agreement would disqualify the transaction from pooling of interests accounting treatment (including, if applicable, an entire Award Agreement), then such provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to “pooling of interests” treatment is required as a condition to the Company’s consummation of such transaction.

(e)	The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or Canada Safeway, or the stockholders of the Company or Canada Safeway to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or Canada Safeway’s capital structure or their respective businesses, any merger or consolidation of the Company or Canada Safeway, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company or Canada Safeway, or any sale or transfer of all or any part of their respective assets or businesses, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.4	Tax Withholding

(a)	Canada Safeway shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, provincial, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award.

(b)

The Administrator may in its discretion and in satisfaction of the requirement set forth in Section 8.4(a), allow such Holder to elect to have Canada Safeway or the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six (6) months after such shares of Common Stock were acquired by the Holder from the

Company) in order to satisfy the Holder’s federal, provincial, state and local income tax and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, provincial, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.

8.5	Forfeiture Provisions

Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award must be paid to Canada Safeway, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, Canada Safeway or any of their respective Subsidiaries, or which is inimical, contrary or harmful to the interests of the Company, Canada Safeway or any of their respective Subsidiaries, as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment for cause.

8.6	Effect of Plan upon Options and Compensation Plans

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, Canada Safeway or any of their respective Subsidiaries, except as specifically set forth in the preamble hereof. Nothing in the Plan shall be construed to limit the right of the Company, Canada Safeway or any of their respective Subsidiaries (a) to establish any other forms of incentives or compensation for Employees of the Company, Canada Safeway or any of their respective Subsidiaries or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

8.7	Compliance with Laws

The Plan, the granting and vesting of Awards under the Plan and the payment of money under the Plan or under Awards granted hereunder are subject to compliance with all applicable federal, provincial and state laws, rules and regulations (including but not limited to Canadian Securities Laws, state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company or Canada Safeway, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company or Canada Safeway, provide such assurances and representations to the Company and Canada Safeway as the Company or Canada Safeway

may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

8.8	Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

8.9	Governing Law

The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Province of Alberta, Canada without regard to conflicts of laws thereof.